Exhibit 99.1

Date: August 5, 2025	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, August 5, 2025 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2025. Revenues for the quarter were $235 million, an increase from $212 million in the June quarter of 2024. Earnings per share for the quarter were $0.52, compared to $0.42 in the same quarter of the prior year. The earnings per share numbers for the current and prior year have been adjusted to reflect the three-for-one stock split of its common stock which was paid on December 24, 2024.

First Quarter Fiscal Year 2026 Highlights

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Revenue increased 11% to $235 million, compared to first quarter of fiscal year 2025.
•
Gross profit increased 18% to $56.8 million, at 24% gross margin, compared to first quarter of fiscal year 2025 gross profit of $48.2 million.
•
Diluted earnings per share increased 24% to $0.52, compared to first quarter of fiscal year 2025 diluted earnings per share of $0.42.
•
Exited the quarter with $202 million of cash, cash equivalents, and no borrowings.
•
The Company repurchased $9.6 million of common stock during the quarter.

The results achieved in the quarter were driven by disciplined execution and a clear focus on long-term strategy. CorVel’s teams continue to advance innovation initiatives, including targeted R&D in agentic AI, strengthen operational capabilities, enhance customer outcomes, and deliver sustainable value for shareholders.

As part of CorVel’s ongoing commitment to innovation and long-term growth, the Company has completed the acquisition of assets and key talent from a privately held technology firm. The acquired assets include proprietary tools and intellectual property that are expected to enhance the capabilities of the CERIS group health division. This acquisition provides additional strength to foundational technologies and aligns with the strategic vision of delivering advanced, scalable solutions to CERIS partners. The integration of these assets will enhance innovation, reduce time-to-market, and increase the value provided in many areas. The transaction was completed in July and the Company expects the transaction to be accretive to growth over the medium term.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024, and

December 31, 2024. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters Ended June 30, 2025 (unaudited) and June 30, 2024 (unaudited)

Quarter Ended	June 30, 2025	June 30, 2024
Revenues	$234,711,000	$211,722,000
Cost of revenues	177,950,000	163,567,000
Gross profit	56,761,000	48,155,000
General and administrative	21,478,000	20,120,000
Income from operations	35,283,000	28,035,000
Income tax provision	8,048,000	6,458,000
Net income	$27,235,000	$21,577,000
Earnings Per Share:
Basic	$0.53	$0.42
Diluted	$0.52	$0.42
Weighted Shares
Basic	51,352,000	51,366,000
Diluted	51,912,000	51,939,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

June 30, 2025 (unaudited) and March 31, 2025

	June 30, 2025	March 31, 2025
Cash	$202,025,000	$170,584,000
Customer deposits	108,138,000	101,472,000
Accounts receivable, net	101,975,000	104,126,000
Prepaid taxes and expenses	9,486,000	10,507,000
Property, net	108,440,000	92,052,000
Goodwill and other assets	46,779,000	46,410,000
Right-of-use asset, net	20,605,000	20,825,000
Total	$597,448,000	$545,976,000
Accounts and taxes payable	$30,689,000	$16,792,000
Accrued liabilities	204,532,000	187,244,000
Long-term lease liabilities	19,695,000	19,953,000
Paid-in capital	253,339,000	250,412,000
Treasury stock	(841,127,000)	(831,510,000)
Retained earnings	930,320,000	903,085,000
Total	$597,448,000	$545,976,000